Exhibit 99.1

Home Federal Bancorp Announces Dividend and Stock Repurchase Program

    COLUMBUS, Ind.--(BUSINESS WIRE)--Nov. 24, 2004--Home Federal Bancorp ("the Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced a fourth quarter dividend of $0.1875 (18.75 cents) per share. The dividend will be paid on January 3, 2005, to all shareholders of record on December 20, 2004.
    The Board of Directors also approved the eighth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 201,400 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company expects to begin buying its shares under this plan after the fourth quarter earnings are released in January 2005.
    Home Federal Bancorp is a bank holding company registered under the Bank Holding Company Act, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank and a member of the Federal Reserve System. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through eighteen branch offices in southeastern Indiana.

    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Lawrence E. Welker, 812-523-7308